SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                         _______________


                            FORM 8-K
                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported):
                        December 30, 1998


                     REYNOLDS METALS COMPANY
                     -----------------------
     (Exact name of registrant as specified in its charter)




   Delaware                  1-1430                 54-0355135
   --------                  ------                 ----------
(State of Incorporation)  (Commission             (IRS Employer
                          File Number)        Identification Number)




                     6601 West Broad Street
                         P.O. Box 27003
                  Richmond, Virginia 23261-7003
                  -----------------------------
            (Address of Principal Executive Offices,
                       including zip code)


                         (804) 281-2000
                         --------------
      (Registrant's Telephone Number, including area code)

Item 5.   Other Events.

     The Registrant today announced that it has signed a definitive agreement to sell its Alloys can stock complex in Alabama to Wise Alloys LLC, an affiliate of Wise Metals Co., Inc.
Financial terms were not released.

     Wise Alloys LLC was formed by Wise Metals and Avalon-Borden Companies, Inc. to acquire the Alloys complex. The Registrant had previously disclosed negotiations and an agreement in principle with Avalon-Borden concerning a possible sale of the complex. Wise Metals joined with Avalon-Borden to provide additional financial strength and industry expertise to complete the transaction.

     The sale is subject to the renegotiation of union contracts and to third-party consents. The parties have been notified of early termination of the Hart-Scott-Rodino waiting period. Assuming closing conditions are satisfied, completion of the transaction is expected in late January.

     Assets included in the sale are the Alloys rolling mill, two nearby reclamation plants that provide input metal to the mill, and the Sheffield coil coating facility.

     The Registrant expects to record a restructuring charge of $85 million to $95 million, or $1.32 to $1.47 per share, on the transaction, in addition to the charge of $196 million, or $2.72 per share, recorded in the second quarter of 1998.

     Earlier this year, the Registrant sold its U.S. recycling operations to Wise Recycling, LLC, an affiliate of Wise Metals.
Wise Metals is one of the largest independent aluminum trading businesses in the United States.

     This filing contains forward-looking statements. Actual results could differ materially from those projected. In particular, due to the need for third-party consents and new union contracts, in addition to other customary closing conditions, the transactions may or may not be completed as contemplated. Please refer to the Form 10-Q filed by the Registrant for the quarter ended September 30, 1998 for a summary of these and other key risk factors that could affect actual results.

                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   REYNOLDS METALS COMPANY


                                   By:  /s/ D. Michael Jones
                                        --------------------
                                          D. Michael Jones
                                          Senior Vice President
                                           and General Counsel

Dated:  December 30, 1998